Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated August 13, 2025, which includes an explanatory paragraph relating to Viking Acquisition Corp. I’s ability to continue as a going concern relating to the financial statements of Viking Acquisition Corp. I as of July 25, 2025, and for the period from July 24, 2025 (inception) through July 25, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
August 13, 2025